Exhibit 10.8

April 30, 2014

Delivered by Electronic Mail

Dear Mr. Ian Leopold:

This Clarification Agreement (this “Agreement”), dated April 30, 2014, is to the letter agreement, dated as of March 4, 2013 (the “Original Agreement”), by and between American Intramural Sports Group LLC (“AISG”) and Moko Social Media Limited (f/k/a MOKO.mobi Limited)(“MOKO”).

We note that Section 17(2) of the Original Agreement provides that AISG may terminate the Original Agreement if MOKO fails to meet certain net revenue figures set forth therein.

As a result of certain questions that have arisen regarding the applicability of Section 17(2) of the Original Agreement during the Beta Program and the Pilot Program, also described as Phase III and Phase IV in the Original Agreement, the parties hereto deem it necessary and desirable to amend the Original Agreement to clarify that Section 17(2) shall be applicable from and after June 1, 2014 being the date deemed by the parties hereto to be the completion of the Beta Program and the Pilot Program and that the references therein to the “year one,” “year two” and “year three” are to years of commercial operation following after such completion.

Except as set forth in this letter agreement, all provisions of the Original Agreement which are not inconsistent with this agreement shall remain in full force and effect. This letter agreement may be executed in counterparts.

Accepted and Agreed:

Moko Social Media Limited		American Intramural Sports Group LLC

By:	/s/ Ian Rodwell	By:	/s/ Ian Leopold
	Name: Ian Rodwell		Name: Ian Leopold
	Title: CEO and Managing Director		Title: President